                                                                     EXHIBIT 2.2

                 AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

     THIS AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT (this "Agreement') is entered into effective as of the 23rd day of August, 2000, by and among EMPIRE FINANCIAL HOLDING COMPANY, a Florida corporation, with a principal address of 1385 West State Road 434, Longwood, Florida 32750 (the "Company"), KEVIN M. GAGNE ("Gagne") and RICHARD L. GOBLE ("Goble"), each an individual with an address c/o of the Company (Gagne and Goble are referred to individually as "Shareholder" and collectively as "Shareholders").

                                   Recitals:
                                   ---------

     A. Empire Financial Group, Inc., a Florida corporation ("Empire"), is authorized to issue 1,000 voting shares of common stock, $10 par value per share, and 500,000 non-voting shares of common stock, $.001 par value per share. Empire has issued 100,500 shares to Goble and 100,500 shares to Gagne, which collectively represents all of the issued and outstanding shares of Empire (collectively, the "Empire Shares").

     B. Advantage Trading Group, Inc., a Florida corporation ("Advantage"), is authorized to issue 1,000 shares of common stock, $10 par value per share. Advantage has issued 500 shares to Goble and 500 shares to Gagne, which collectively represent all of the issued and outstanding shares of Advantage (collectively, the "Advantage Shares").

     C. Empire Investment Advisors, Inc., a Florida corporation ("Investment Advisors"), is authorized to issue 1,000 shares of common stock, $.01 par value per share. Investment Advisors has issued 500 shares to Goble and 500 shares to Gagne, which collectively represent all of the issued and outstanding shares of Investment Advisors (collectively, the "Investment Advisors Shares").

     D. The Company is authorized to issue 100,000,000 shares of common stock, $.01 par value per share ("Common Stock"), none of which are presently issued and outstanding.

     E. The Company and the Shareholders entered into a Share Exchange Agreement effective as of February 17, 2000 (the "Original Agreement"), pursuant to which the Shareholders agreed to exchange all of their Empire Shares, Advantage Shares and Investment Advisors Shares for shares of the Company's Common Stock.

     F. The share exchange contemplated under the Original Agreement was never consummated.

     G. The Company and the Shareholders desire to amend and restate the Original Agreement in order to modify the terms of the share exchange in accordance with this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Supersedes.  This Agreement amends, restates and supersedes the
          ----------
Original Agreement in its entirety.

     2.   Exchange of Stock.
          -----------------

          a.   The Shareholders agree to contribute to the Company pursuant to
Section 351, and the Company agrees to accept from the Shareholders, all of the Empire Shares.

          b.   The Shareholders agree to contribute to the Company pursuant to
Section 351, and the Company agrees to accept from the Shareholders, all of the Advantage Shares.

          c.   The Shareholders agree to contribute to the Company pursuant to
Section 351, and the Company agrees to accept from the Shareholders, all of the Investment Advisors Shares.

          d. In exchange for the Empire Shares, Advantage Shares and Investment Advisors Shares, the Company agrees to issue and deliver to each of the Shareholders 1,537,500 shares of Common Stock, which will result in the Shareholders owning 100% of the issued and outstanding shares of capital stock of the Company after said exchange. The Company acknowledges that the exchange of the Empire Shares, Advantage Shares and Investment Advisors Shares for shares of Common Stock is a tax free exchange pursuant to Section 351.

     3.   Closing.
          -------

          a. The Closing of the transactions contemplated hereby shall take place on a date and at a place mutually agreed upon by the Company and the Shareholders. At the Closing:

                    (i) The Shareholders shall deliver to the Company the following:

                         (A) Stock certificates evidencing their Empire Shares in proper form of transfer, duly endorsed in blank or accompanied by an executed stock power, with evidence of payment of any required transfer taxes or documentary tax stamps; and

                         (B) All minute books, stock records and other corporate records of Empire.

                         (C) Stock certificates evidencing their Advantage Shares in proper form of transfer, duly endorsed in blank or accompanied by an executed stock power, with evidence of payment of any required transfer taxes or documentary tax stamps; and

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

                         (D) All minute books, stock records and other corporate records of Advantage.

                         (E) Stock certificates evidencing their Investment Advisors Shares in proper form of transfer, duly endorsed in blank or accompanied by an executed stock power, with evidence of payment of any required transfer taxes or documentary tax stamps; and

                         (F) All minute books, stock records and other corporate records of Investment Advisors.

                    (ii) The Company shall deliver to each Shareholder a certificate or certificates evidencing 1,537,500 shares of Common Stock.

     4.   Representations and Warranties of Shareholders.
          ----------------------------------------------

          Each of the Shareholders jointly and severally represents and warrants to the Company as of the date and time of the Closing, that:

          a. Each Shareholder is the owner, beneficially and of record, of those Empire Shares, Advantage Shares and Investment Advisors Shares being exchanged hereby free and clear of any claims, liens, options, charges, security interests, or encumbrances of any nature (collectively, "Liens").

          b. Upon delivery of all of the Empire Shares, Advantage Shares and Investment Advisors Shares, the Company shall acquire good and marketable title to such shares, free and clear of all Liens, and shall be the holder of 100% of the issued and outstanding capital stock of Empire, Advantage and Investment Advisors.

          c. There are no options, warrants or rights to acquire any of the shares or any interest in Empire, Advantage or Investment Advisors, and no claim by any person to any such rights.

          d. Each Shareholder has full power and authority to contribute his portion of Empire Shares, Advantage Shares or Investment Advisors Shares to the Company and to consummate the transactions contemplated by this Agreement. This Agreement and any other documents or agreements related to this Agreement and executed by either Shareholder constitute the valid and binding obligations of each Shareholder, enforceable against the Shareholder in accordance with their respective terms. Neither the execution and delivery of this Agreement or the execution of any other documents or Agreements related to this Agreement, nor the consummation of the transactions contemplated by this Agreement violates any agreement to which such Shareholder is a party or by which the Shareholder is bound, or violates any law, order, decree or judgment applicable to such Shareholder. No authorization, approval or consent of any third-party is required for lawful execution, delivery and performance of this Agreement by each Shareholder.

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

          e. Each Shareholder acknowledges that he is fully familiar with the business, finances and operations of the Company. Each Shareholder further acknowledges that the shares of the Common Stock being issued to each Shareholder pursuant to this Agreement are being issued without registration under the Securities Act of 1933, as amended (the "Act"). The shares of the Common Stock may only be resold if registered under the Act or pursuant to an exemption from the registration provisions. Each Shareholder represents and warrants that he is acquiring the shares of Common Stock for his own account for investment and that the shares are not being required for resale in connection with any distribution within the meaning of the Act. Each Shareholder acknowledges that the certificates representing the shares of Common Stock will bear a restrictive legend substantially as follows:

               "These shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered, sold, assigned, pledged, hypothecated or disposed of except (i) pursuant to an effective registration statement under the Act or (ii) upon the delivery by the holder of the shares to the Company of an opinion of counsel, satisfactory to the counsel for the Company, stating that an exemption from registration under the Act is available."

     5.   Miscellaneous.
          -------------

          a.   Survival.  All representations, covenants, warranties and
               --------
agreements contained in this Agreement shall survive the Closing.

          b.   Waiver.  Neither the failure nor any delay of any party to
               ------
exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, preclude further exercise of the same or of any other right; nor shall any waiver of any right with regard to a specific occurrence be construed as a waiver of that right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party granting the waiver.

          c.   Controlling Law.  This Agreement and all questions relating to
               ---------------
its validity, interpretation, performance and enforcement (including provisions concerning limitations of actions), shall be governed by the laws of the State of Florida, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

          d.   Notices.  All notices, requests, demands and other communications
               -------
required or permitted under this Agreement shall be in writing and shall be deemed to have been received only when personally delivered. Personal delivery is effectuated either two days following the day when deposited with an overnight courier service, such as Federal Express, for delivery to the intended addressee or two days following the day when deposited in the United States mails, first class postage prepaid, to the addresses set forth at the beginning of the Agreement. Any person may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

          e.   Binding Nature of Agreement; No Assignment.  This Agreement shall
               ------------------------------------------
be binding upon and inure to the benefit of the parties to the Agreement, their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights under this Agreement without the prior written consent of all parties.

          f.   Execution in Counterparts.  This Agreement may be executed in any
               -------------------------
number of counterparts, each of which shall be deemed to be an original as against any party who signs the counterpart. All counterparts together shall constitute one instrument. This Agreement shall become binding when one or more counterparts, individually or together, bears the signatures of all of the parties reflected as the signatories.

          g.   Provisions Severable.  The provisions of this Agreement are
               --------------------
independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision or provisions may be invalid or unenforceable in whole or in part.

          h.   Paragraph Headings.  The section headings in this Agreement are
               ------------------
for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          i.   Gender, Etc.  Words used in this Agreement, regardless of the
               -----------
number and gender specifically used, shall be construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

                        [Signatures on following page.]

     IN WITNESS HEREOF, the parties have executed and delivered this Agreement on the date written above.

                                        SHAREHOLDERS:


                                        /s/   Kevin M. Gagne
                                        ______________________________________
                                        KEVIN M. GAGNE

                                        /s/   Ricahrd L. Goble
                                        ______________________________________
                                        RICHARD L. GOBLE

                                        COMPANY:

                                        EMPIRE FINANCIAL HOLDING COMPANY

                                        By: /s/ Kevin M. Gagne
                                           ___________________________________
                                           KEVIN M. GAGNE
                                           Co-Chief Executive Officer

                                        By: /s/ Richard L. Goble
                                           ___________________________________
                                           RICHARD L. GOBLE
                                           Co-Chief Executive Officer